Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-27628) on Form S-8 of General Mills, Inc. of our report dated June 28, 2006, with respect to the statements of net assets available for benefits of the General Mills 401(k) Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the year ended December 31, 2005 and the period from June 1, 2004 to December 31, 2004, and the related supplemental schedules as of and for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the General Mills 401(k) Savings Plan.

/s/ KPMG LLP

Minneapolis, Minnesota
June 28, 2006